SHARTSIS, FRIESE & GINSBURG, LLP
Eighteenth Floor
One Maritime Plaza
San Francisco, CA 94111


October 25, 1996


Matthews International Funds
655 Montgomery Street
Suite 1438
San Francisco, CA 94111

Re:  Matthews International Funds
     Rule 24f-2 Notice

We have acted as counsel to Matthews International Funds, a Delaware business trust (the "Trust"), in connection with the filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, concerning sales of the Trust's shares during its fiscal year ended August 31, 1996 (the "Notice").

We have examined such instruments, documents, certificates and records of the Trust that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following:
(a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity of the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed. Included in such examination was an officer's certificate executed by the Trust's Secretary an principal financial officer to the effect that
(i) all sales of the Trust's shares during the fiscal year ended August 31, 1996, were made in consideration of full payment in cash of the applicable purchase price of such shares, (ii) the number of shares of the Trust issued and outstanding at any time during such fiscal year did not exceed the number authorized and (iii) all sales of the Trust's shares during such fiscal year were made in conformity with Article II of the Trust's Instrument dated April 8, 1994.

The opinions expressed below are given as of the date hereof, and we shall have no obligation or undertaking to amend modify or amplify such opinions hereafter.

Our opinion below is limited to the business trust laws of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. In rendering this opinion we have not undertaken a review of other Delaware law or of any administrative or court decisions. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any stature, rule , regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on and subject to the foregoing,, it is our opinion that the Trust's shares sold during the fiscal year ended August 31, 1996, as reported in the Notice, were legally issued and are fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation, or other entity for any purpose, without our prior written consent.

We hereby consent to the use of this opinion in connection with the filing of the Notice with the Securities and Exchange
Commission.

                              Very truly yours,

                              SHARTSIS, FRIESE & GINSBURG, LLP





                              By:

                                   Robert D. Evans, a Partner